Exhibit 10.1
2225 W. Chandler Boulevard | Chandler, AZ 85226 | 480.917.6000

August 28, 2018
Michael M. Ludwig
3421 Blackhawk Meadow Drive
Danville, CA 94506
Dear Michael:
It is a pleasure to confirm Rogers’ offer of employment to you for the position of Senior Vice President, Chief Financial Officer and Treasurer (subject to the conditions described below). Rogers does not enter into employment contracts, and your employment will be “at will.” Below is a general description of the terms we expect to apply to your employment:

1.	Your employment is expected to commence on or before September 17, 2018.

2.	The compensation package for this position is as follows and is subject to the usual payroll deductions such as income tax and Social Security:

•
Your starting salary will be $420,000.00 per year, which is paid at a bi-weekly rate of $16,153.84. This is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible to receive overtime pay.

•	You will be eligible for four weeks of vacation effective from your first day of employment.

•
Effective for the 2018 fiscal year, you are eligible for an award under the Annual Incentive Compensation Plan (AICP) with a target of 65% of your base salary. Depending on actual performance against predetermined company performance metrics, your actual AICP award payout can be as high as 200% of your target incentive. Actual awards are prorated according to date of hire. Awards are subject to the terms of the AICP and approval by the Compensation and Organization Committee (the “Committee”).

•	Subject to the Committee’s approval, you will receive a special new hire stock award of restricted stock units with an initial grant value of $815,000.00 split as follows:

◦	60% Performance-Based Restricted Stock Units -- three-year performance period beginning September 17, 2018 and based on total shareholder return compared to a specified group of peer companies

◦	40% in Time-Based Restricted Stock Units -- three-year ratable vesting beginning on the first anniversary of your date of hire
The total number of stock units will be determined by dividing the initial grant value specified above by the average closing stock price for the 30 days prior to your date of hire. The terms of these awards are subject to the applicable award agreements and plan document.

3.
You will be eligible for the retirement, health, severance, and other benefit programs provided to executives of Rogers, subject to the right of Rogers to amend or terminate such programs in accordance with their terms. We have enclosed information describing the Company’s current benefit programs.

•
Please note that you will be a participant in the Rogers Corporation Severance Pay Plan for Exempt Salaried, Non-Exempt and Non-Union Hourly Employees, provided that, in lieu of the benefit under that plan, your severance pay will be equal to 52 weeks of base salary (to be paid at the time and in the form of benefit specified under the terms of the plan) plus a pro-rated payment of your AICP award, determined based on actual performance and paid at the time AICP awards are otherwise paid to employees (but no later than March 15 of the year after your termination of employment), subject to your execution of a general release of claims in a form acceptable to the Company and subject

Exhibit 10.1
2225 W. Chandler Boulevard | Chandler, AZ 85226 | 480.917.6000

to the other terms and conditions of the plan, including the company’s right to amend or terminate the plan. For the avoidance of doubt, the Company reserves the right to modify these benefits to conform to any severance plan covering executives.

4.
As a condition of employment, you must sign the enclosed agreement regarding confidentiality of trade secrets and confidential business information (Employment, Invention, Confidentiality and Non-Compete Agreement). Please review this agreement. You will need to sign it and deliver it to our Human Resources Director for Corporate Services, Sara Dionne, at the time you start work with Rogers.

5.
As mentioned above, your employment is “at will,” meaning that either you or Rogers may terminate your employment at any time and for any reason, with or without cause or notice, regardless of any representations that may have been made to you. This offer letter does not establish a contractual employment relationship. It is Rogers' policy not to enter into employment contracts.

6.
You will be provided with relocation benefits as described in the Relocation Policy for Newly Hired Salaried Employees which will be sent to you separately. Please contact our Human Resources Director for Corporate Services, Sara Dionne at 860.779.4055, to begin the relocation process. If you voluntarily resign from Rogers within one year of your hire, you will be required to reimburse all monies paid under the Relocation Policy directly to you, or on your behalf. This letter authorizes Rogers to deduct any required reimbursement from your final paycheck or other post-employment compensation (to the extent permitted by law). You must arrange for repayment in full to Rogers of any remaining amount, with such repayment to be made within 30 days of your last day of work.

Our offer is contingent upon you passing our pre-employment drug screening. The information for the drug screen will be send under separate cover. Our offer also is contingent upon a satisfactory reference check and satisfactory results of a background check.
For purposes of federal immigration law, you will be required to provide to Rogers documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire.
I look forward to having you join Rogers and working together.
Sincerely,

/s/ Bruce Hoechner

Bruce Hoechner
President and Chief Executive Officer